    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1995
                                                      REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)
                                 NORTH CAROLINA
         (State or other jurisdiction of incorporation or organization)
                                   56-0898180
                      (I.R.S. Employer Identification No.)
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    COPY TO:
                           ROBERT B. HIDEN, JR., ESQ.
                              SULLIVAN & CROMWELL
                                250 PARK AVENUE
                            NEW YORK, NEW YORK 10177
                                 (212) 558-3812
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the effective date of this registration statement, as determined in light of market and other conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE           PROPOSED MAXIMUM
        BE REGISTERED                  REGISTERED                 PER UNIT          AGGREGATE OFFERING PRICE
Debt securities...............       $650,000,000*                 100%**                 $650,000,000
     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                     FEE
Debt securities...............          $224,140

 * Or, if any debt securities are issued (i) with a principal denominated in a foreign currency or currency unit, such principal amount as shall in an aggregate initial offering price equivalent to $650,000,000 at the time of initial offering, or (ii) at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $650,000,000.
** Estimated solely for the purposes of determining the registration fee.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
     Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 33-50101 on Form S-3 previously filed by the Registrant and declared effective on September 27, 1993.
                            FIRST UNION CORPORATION
                                DEBT SECURITIES
     First Union Corporation (the "Corporation" or "FUNC") may offer from time to time at an aggregate initial offering price of not more than $1,000,000,000 (or, at the option of the Corporation if so specified in the applicable prospectus supplement or prospectus supplements to this Prospectus (each, a "Prospectus Supplement"), the equivalent thereof in any other currency or currency unit such as the European Currency Unit), of its unsecured debt securities (the "Debt Securities") consisting of unsecured senior debt securities (the "Senior Debt Securities") and/or unsecured subordinated debt securities (the "Subordinated Debt Securities"). The Debt Securities may be offered as separate series in amounts, at maturities, at prices and on terms to be determined at the time of sale as set forth in a Prospectus Supplement or Prospectus Supplements. Although the aggregate initial offering price of the Debt Securities is limited as set forth above, the respective indentures pursuant to which the Senior Debt Securities and the Subordinated Debt Securities are to be issued do not contain any limitation on the aggregate principal amount of the debt securities covered thereby. The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation, and the Subordinated Debt Securities when issued will be subordinated as described herein under "Description of the Debt Securities -- Subordination of the Subordinated Debt Securities".
     When a particular series of Debt Securities is offered, a Prospectus Supplement or Prospectus Supplements will be delivered setting forth the terms of such Debt Securities, including the specific designation, aggregate principal amount, the currency or currency unit in which payments are to be made, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Corporation or the holder, if any, terms for sinking fund payments, if any, subordination terms, if any, and any other terms of such Debt Securities or otherwise in connection with the offering and sale of the Debt Securities in respect of which the Prospectus Supplement or Prospectus Supplements are being delivered. In addition, the Prospectus Supplement or Prospectus Supplements will set forth the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation of such underwriters and agents, if any, and the net proceeds to the Corporation. The Debt Securities may be issued in definitive or permanent global form.
     The Corporation may sell Debt Securities to or through underwriters acting as principals for their own account or as agents, and also may sell Debt Securities directly to other purchasers or through agents designated from time to time. If the Corporation, directly or through agents, solicits offers to purchase the Debt Securities, the Corporation reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Debt Securities. See "Plan of Distribution". Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933 (as amended, the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents and their controlling persons.
     The Securities will be unsecured obligations of the Corporation and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Corporation and are not insured by the Federal Deposit Insurance Corporation ("FDIC"), the Bank Insurance Fund ("BIF") or any government agency.
     This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
              EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
              SION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                 THE DATE OF THIS PROSPECTUS IS        , 1995.
                             AVAILABLE INFORMATION
     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Corporation's Common Stock, $3.33 1/3 par value per share ("First Union Common Stock"), and Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock ("First Union Preferred Stock") are listed and traded on the New York Stock Exchange, Inc. (the "NYSE"). Reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part (together with all amendments and exhibits thereto, the "Registration Statement"), which the Corporation has filed with the Commission under the Securities Act, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which reference is hereby made for further information.
     The Commissioner of Insurance (the "Commissioner") of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the adequacy of this Prospectus.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by the Corporation with the Commission (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:
     (1) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 (the "Form 10-K");
     (2) the Corporation's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994, respectively; and
     (3) the Corporation's Current Reports on Form 8-K dated December 20, 1994 relating to the redemption of the First Union Preferred Stock, and dated January 13, 1995, relating to certain completed and pending acquisitions by the Corporation, including certain pro forma financial information with respect thereto.
     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any Debt Securities are hereby incorporated by reference into this Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in any Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any Prospectus Supplement.
     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR CERTAIN EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE SENT
TO: INVESTOR RELATIONS, FIRST UNION CORPORATION, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206. TELEPHONE REQUESTS MAY BE DIRECTED TO
(704) 374-6782.
                                THE CORPORATION
     The Corporation was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of the Corporation.
     In addition to North Carolina, the Corporation also operates banks in Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, the Corporation also provides various other financial services, including mortgage banking, insurance and securities brokerage services, through other subsidiaries.
     The Corporation's principal executive offices are located at One First Union Center, Charlotte, North Carolina 28288-0013 (telephone number
(704)374-6565).
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, the Corporation has concentrated its efforts on building a large regional banking organization in the southeastern and south atlantic regions of the United States. Since November 1985, the Corporation has completed 50 banking related acquisitions and currently has four pending acquisitions, including the more significant completed and pending acquisitions (I.E., acquisitions involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                                     CONSIDERATION/
                                                                  ASSETS/              ACCOUNTING
NAME                                        HEADQUARTERS      DEPOSITS (1)(2)           TREATMENT        COMPLETION DATE
Atlantic Bancorporation                  Florida                $3.8 billion       common stock/        November 1985
                                                                                   pooling
Northwestern Financial Corporation       North Carolina          3.0 billion       common stock/        December 1985
                                                                                   pooling
First Railroad & Banking Company of
  Georgia                                Georgia                 3.7 billion       common stock/        November 1986
                                                                                   pooling
Florida National Banks of Florida, Inc.  Florida                 7.9 billion       cash and preferred   January 1990
                                                                                   stock/purchase
Southeast banks                          Florida                 9.9 billion       cash, notes          September 1991
                                                                                   and preferred
                                                                                   stock/purchase
Resolution Trust Corporation ("RTC")
  acquisitions                           Florida, Georgia,       5.3 billion       cash/purchase        1991-1994
                                         Virginia
Dominion Bankshares Corporation          Virginia                8.9 billion       common stock         March 1993
                                                                                   and preferred
                                                                                   stock/pooling
Georgia Federal Bank, FSB                Georgia                 4.0 billion       cash/purchase        June 1993
First American Metro Corp.               Virginia                4.6 billion       cash/purchase        June 1993
American Savings of Florida, F.S.B.
  ("ASF")(3)                             Florida                $3.5 billion       common stock/
                                                                                   purchase

(1) The dollar amounts indicated represent assets of the related organization as of the last reporting period prior to acquisition except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represents assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, the Corporation purchased Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994. Since such assets are not owned by Lieber, they are not reflected on the Corporation's balance sheet.

(3) The ASF acquisition was announced on December 5, 1994, and is currently expected to close during the first half of 1995, subject to certain conditions of closing. The acquisition provides for the issuance of $21.00 in value of shares of First Union Common Stock (based on the price of First Union Common Stock prior to the closing) in exchange for each share of ASF common stock, resulting in a purchase price of approximately $253 million. FUNC expects to repurchase from 50 to 100 percent of the number of shares of First Union Common Stock to be issued in the acquisition and to account for the acquisition as a purchase.
     The Corporation is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of the Corporation's book value and net income per common share may occur in connection with any future transactions. See "Certain Regulatory
Considerations -- Interstate Banking and Branching Legislation".
     On December 20, 1994, the Board of Directors of the Corporation called the
6.3 million outstanding shares of First Union Preferred Stock for redemption on March 31, 1995, at the redemption price of $51.50 per share.
                                USE OF PROCEEDS
     The Corporation currently intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of indebtedness, investments at the holding company level, investments in, or extensions of credit to, its banking and other subsidiaries and other banks and companies engaged in other financial service activities, possible acquisitions, stock repurchases and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement.
     Based upon the historical and anticipated future growth of the Corporation and the financial needs of the Corporation and its subsidiaries, the Corporation may engage in additional financings of a character and amount to be determined as the need arises.
                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                NINE MONTHS
                                                                   ENDED                 YEARS ENDED DECEMBER 31,
                                                             SEPTEMBER 30, 1994    1993    1992    1991    1990    1989
Excluding interest on deposits............................          3.27x          3.36    2.27    1.60    1.33    1.49
Including interest on deposits............................          1.71x          1.66    1.28    1.15    1.10    1.16

     For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third (the proportion deemed representative of the interest factor) of rents and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third (the proportion deemed representative of the interest factor) of rents and all amortization of debt issuance costs.
                       CERTAIN REGULATORY CONSIDERATIONS
GENERAL
     As a bank holding company, the Corporation is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

     The earnings of the Corporation's subsidiaries, and therefore the earnings of the Corporation, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the Comptroller of the Currency (the "Comptroller"). In addition, there are numerous governmental requirements and regulations which affect the activities of the Corporation and its subsidiaries.
PAYMENT OF DIVIDENDS
     The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of the revenues of the Corporation result from amounts paid as dividends to the Corporation by its national bank subsidiaries. The Corporation's national banking subsidiaries are subject to legal limitations on the amount of dividends they can pay. The prior approval of the Comptroller is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits national banks from paying dividends which would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan losses.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of the Corporation's nonbanking subsidiaries, as of September 30, 1994, the Corporation's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $193 million to FUNC. During the first nine months of 1994, the Corporation's subsidiaries paid $474 million in cash dividends to FUNC.
     In addition, both the Corporation and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Comptroller has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The Comptroller and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
BORROWINGS BY THE CORPORATION
     There are also various legal restrictions on the extent to which the Corporation and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of the Corporation or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to the Corporation and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
CAPITAL
     The minimum requirement for the ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At September 30, 1994, the Corporation's tier 1 and total capital ratios were 8.84 percent and 14.20 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. The Corporation's leverage ratio at September 30, 1994, was 6.77 percent. The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised the Corporation of any specific minimum tier 1 leverage ratio applicable to it.
     Each of the Corporation's subsidiary national banks is subject to similar capital requirements adopted by the Comptroller. The Comptroller has not advised any of the Corporation's subsidiary national banks of any specific minimum leverage ratio applicable to it. As of September 30, 1994, the capital ratios of the Corporation's banking subsidiaries, FUNB-NC, First Union National Bank of South Carolina ("FUNB-SC"), First Union National Bank of Georgia ("FUNB-GA"), First Union National Bank of Florida ("FUNB-FL"), First Union National Bank of Tennessee ("FUNB-TN"), First Union National Bank of Virginia ("FUNB-VA"), First Union National Bank of Maryland ("FUNB-MD"), First Union National Bank of Washington, D.C. ("FUNB-DC") and First Union Home Equity Bank, N.A. ("FUHEB"), were as follows:

                          REGULATORY
                           MINIMUM    FUNB-NC  FUNB-SC  FUNB-GA  FUNB-FL  FUNB-TN  FUNB-VA  FUNB-MD  FUNB-DC  FUHEB
Tier 1 capital ratio....          4%    7.14     8.21     8.28     8.79    13.08    10.88    19.01    17.31   7.16
Total capital ratio.....          8     9.62    12.53    11.22    10.35    14.34    13.17    20.30    18.60   11.54
Leverage ratio..........        3-5%    5.74     6.06     5.96     6.30     8.54     8.26    11.53     7.88   6.24

     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital requirements.
FIRREA
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as the Corporation's subsidiary banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the Comptroller is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, the Corporation may not find itself able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
FDICIA
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized". A depository institution's capital tier will depend upon where its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The Comptroller has adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a bank will be: (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of September 30, 1994, all of the Corporation's subsidiary banks listed above under "Capital" had capital levels that qualify them as being "well capitalized" under such regulations, except for FUNB-NC, which had a total capital ratio of 9.62 percent. As a result of a subsequent capital contribution from the Corporation, FUNB-NC'S total capital ratio at September 30, 1994, would have been 10.03 percent.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized", and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
     FDICIA directs that each federal banking agency prescribe standards or guidelines for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate. The ultimate effect of these standards cannot be ascertained until final regulations are adopted.
     FDICIA also contains a variety of other provisions that may affect the operations of the Corporation, including reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not "well capitalized" or are "adequately capitalized" and have not received a waiver from the FDIC.
DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver. INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that states may enact laws permitting interstate bank merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE
NOVO branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
                       DESCRIPTION OF THE DEBT SECURITIES
GENERAL
     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement or Prospectus Supplements relating to such Offered Debt Securities (the "Applicable Prospectus Supplement(s)").
     Senior Debt Securities are to be issued under an Indenture, dated as of April 1, 1983, as amended by supplemental indentures dated as of May 17, 1986, July 1, 1988 and August 1, 1990 (the "Senior Indenture"), between the Corporation and Chemical Bank, as Trustee (the "Senior Trustee"). Subordinated Debt Securities are to be issued under an Indenture, dated as of March 15, 1986, as amended by supplemental indentures dated as of August 1, 1990 and November 15, 1992 (the "Subordinated Indenture" and together with the Senior Indenture, the "Indentures"), between the Corporation and The Bank of New York (formerly Irving Trust Company), as Trustee (the "Subordinated Trustee", and together with the Senior Trustee, the "Trustees"). Copies of the Senior Indenture and the Subordinated Indenture are incorporated by reference as exhibits to the Registration Statement. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture, as modified or superseded by the Applicable Prospectus Supplement(s), are brief summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Whenever particular provisions or defined terms in one or both of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.
     The Debt Securities will be limited to an aggregate initial offering price of $1,000,000,000 (or, at the option of the Corporation if so specified in the Applicable Prospectus Supplement(s), the equivalent thereof in any other currency or currency unit such as the European Currency Unit), and will be direct, unsecured obligations of the Corporation. The Debt Securities will not be deposits or other obligations of a bank and will not be insured by the FDIC.
     The Indentures do not limit the aggregate principal amount of Securities or of any particular series of Securities which may be issued thereunder and provide that Securities issued thereunder may be issued from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. (SECTION 301). The Indentures provide that there may be more than one trustee under the Indentures with respect to different series of Securities. As of September 30, 1994, $1.2 billion aggregate principal amount of Senior Debt Securities was issued and outstanding as additional series of Securities under the Senior Indenture. The Senior Trustee is trustee for such additional series. As of September 30, 1994, $2.1 billion aggregate principal amount of Subordinated Debt Securities was issued and outstanding as additional series of Securities under the Subordinated Indenture. The Subordinated Trustee is trustee for such additional series.
     The Indentures do not limit the amount of other debt that may be issued by the Corporation and do not contain financial or similar restrictive covenants. As of September 30, 1994, the Corporation had an aggregate of $746 million of long-term Senior Indebtedness (as defined below) outstanding and an aggregate of $410 million of short-term Senior Indebtedness outstanding which consisted primarily of commercial paper. The Corporation expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations (as defined in the Subordinated Indenture). The Indentures do not prohibit or limit the incurrence of additional Senior Indebtedness or Other Financial Obligations.
     Because the Corporation is a holding company and a legal entity separate and distinct from its subsidiaries, the rights of the Corporation to participate in any distribution of assets of any subsidiary upon its liquidation of assets or reorganization or otherwise (and thus the ability of Holders of Debt Securities to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation itself may be a creditor of that subsidiary with recognized claims. Claims on the Corporation's subsidiary banks by creditors other than the Corporation include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. The Indentures do not contain any covenants designed to afford holders of Securities, including holders of the Debt Securities, protection in the event of a highly leveraged transaction involving the Corporation.
     Reference is made to the Applicable Prospectus Supplement(s) for the following terms of the Offered Debt Securities offered thereby: (i) the title of the Offered Debt Securities; (ii) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) any limit upon the aggregate principal amount of the Offered Debt Securities and the percentage of such principal amount at which such Offered Debt Securities may be issued; (iv) the date or dates on which the principal of the Offered Debt Securities is payable (the "Stated Maturity"); (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, or the method of determining such rate or rates, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Date for the interest payable on any Interest Payment Date, the Person to whom any Offered Debt Security of such series will be payable, if other than the Person in whose name that Offered Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest and the extent to which, or the manner in which, any interest payable on a permanent global Offered Debt Security on an Interest Payment Date will be paid; (vi) if other than the location specified in this Prospectus, the place or places where the principal of and premium, if any, and interest on the Offered Debt Securities will be payable; (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions or otherwise, or may, pursuant to any optional sinking fund provisions or otherwise, be redeemed in whole or in part by the Corporation; (viii) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be repaid, in whole or in part, at the option of the Holders thereof; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (x) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (xi) the currency or currency unit of payment of principal and premium, if any, and interest on such Offered Debt Securities, and any index used to determine the amount of payment of principal or premium, if any, and interest on such Offered Debt Securities;
(xii) whether the Offered Debt Securities are to be issuable in permanent global form and, in such case, the initial depository with respect thereto and the circumstances under which such permanent global Debt Security may be exchanged;
(xiii) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness", "Entitled Persons", "Existing Subordinated Indebtedness" or "Other Financial Obligations", shall apply to the Offered Debt Securities; and
(xiv) any other terms of the Offered Debt Securities not specified in this Prospectus. (SECTION 301). Where appropriate, the Applicable Prospectus Supplement(s) will describe the United States federal income tax considerations relevant to the Offered Debt Securities.
     Unless otherwise indicated in the Applicable Prospectus Supplement(s), principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of FUNB-NC in Charlotte, North Carolina, except that interest may be paid at the option of the Corporation by check mailed to the address of the Holder entitled thereto as it appears on the Security Register. (SECTIONS 301, 305 AND
1002).
     Unless otherwise indicated in the Applicable Prospectus Supplement(s), the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (SECTION 302). The Indentures provide that Offered Debt Securities of any series may be issuable in permanent global form (SECTION 301). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (SECTION 305).
     Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Applicable Prospectus Supplement(s). "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof in accordance with the terms of the related Indenture. (SECTION 101).
     Reference is made to the Applicable Prospectus Supplement(s) relating to any series of Offered Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.
PERMANENT GLOBAL DEBT SECURITIES
     If any Debt Securities of a series are issuable in permanent global form, the Applicable Prospectus Supplement(s) will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on any permanent global Debt Security will be payable in the manner described in the Applicable Prospectus Supplement(s).
SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES
     The obligations of the Corporation to make any payment on account of the principal of and interest on any Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate and junior in right of payment to all Senior Indebtedness of the Corporation. Unless otherwise specified in the Applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Senior Indebtedness" of the Corporation is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation) other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except
(a) any obligations on account of Existing Subordinated Indebtedness, and (b) such indebtedness as is by terms expressly stated to be not superior in right of payment to the Subordinated Debt Securities or to rank PARI PASSU with the Subordinated Debt Securities, and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness of the Corporation for money borrowed" is defined in the Subordinated Indenture to mean any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. (SECTION 101 and ARTICLE FOURTEEN of the Subordinated Indenture).
     The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Unless otherwise specified in the Applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, in certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities, other than Subordinated Debt Securities that are also Existing Subordinated Indebtedness (as defined in the Subordinated Indenture), will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remains, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amount of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (defined in the Subordinated Indenture as "Excess Proceeds") and if, at such time, any Entitled Persons (as defined in the Subordinated Indenture) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities which are not Existing Subordinated Indebtedness. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities.
     By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Corporation who are not holders of Senior Indebtedness or Holders of the Subordinated Debt Securities may recover less, ratably, than the holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect to Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the Holders of Subordinated Debt Securities (other than Existing Subordinated Indebtedness).
     Unless otherwise specified in the Applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Existing Subordinated Indebtedness" means Securities issued pursuant to the Subordinated Indenture prior to November 15, 1992. (SECTION 101 of the Subordinated Indenture).
     Unless otherwise specified in the Applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Other Financial Obligations" means all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and (iii) in the case of both (i) and
(ii) above, similar financial instruments, other than (a) obligations on account of Senior Indebtedness, and (b) obligations on account of indebtedness for money borrowed ranking PARI PASSU with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the Applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Entitled Persons" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.
     The Corporation's obligations under the Subordinated Debt Securities shall rank PARI PASSU in right of payment with each other and with the Existing Subordinated Indebtedness, subject (unless otherwise specified in the Applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby) to the obligations of the Holders of Subordinated Debt Securities (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.
     The Applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.
LIMITATION ON DISPOSITION OF STOCK OF FUNB-NC
  THE SENIOR INDENTURE
     The Senior Indenture contains a covenant by the Corporation that, so long as any of the Senior Debt Securities issued thereunder before August 1, 1990 are outstanding, but subject to the rights of the Corporation in connection with its consolidation with or merger into another corporation or a sale of the Corporation's assets, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of FUNB-NC, nor will it permit FUNB-NC to issue (other than to the Corporation) any shares (other than directors' qualifying shares) of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of FUNB-NC, unless (i) any such sale, assignment, transfer, issuance, grant of a security interest or other disposition is made for fair market value, as determined by the Board of Directors of the Corporation, and (ii) the Corporation will own at least 80 percent of the issued and outstanding Voting Stock of FUNB-NC (or any successor to FUNB-NC) free and clear of any security interest after giving effect to such transaction. (SECTION 1006).
     The foregoing covenant is not a covenant for the benefit of any series of Senior Debt Securities issued on or after August 1, 1990.
  THE SUBORDINATED INDENTURE
     The Subordinated Indenture contains a covenant by the Corporation that, so long as any of the Subordinated Debt Securities issued thereunder before August 1, 1990 are outstanding, but subject to the rights of the Corporation in connection with its consolidation with or merger into another corporation or a sale of the Corporation's assets, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of FUNB-NC (other than to a Wholly-Owned Subsidiary), nor will it permit FUNB-NC to issue (other than to the Corporation or to a Wholly-Owned Subsidiary) any shares (other than directors' qualifying shares) of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of FUNB-NC, unless (i) any such sale, assignment, transfer, issuance, grant of a security interest or other disposition is made for fair market value, as determined by the Board of Directors of the Corporation, and (ii) the Corporation and/or its Wholly-Owned Subsidiaries will own at least 80 percent of the issued and outstanding Voting Stock of FUNB-NC (or any successor to FUNB-NC) free and clear of any security interest after giving effect to such transaction. (SECTION 1006).
     The foregoing covenant is not a covenant for the benefit of any series of Subordinated Debt Securities issued on or after August 1, 1990.
RESTRICTION ON SALE OR ISSUANCE OF VOTING STOCK OF MAJOR SUBSIDIARY BANKS
     The Indentures each contain a covenant by the Corporation that it will not, and will not permit any Subsidiary to, sell, assign, transfer, grant a security interest or otherwise dispose of any shares of Voting Stock, or any securities convertible into shares of Voting Stock, of any Major Subsidiary Bank or any Subsidiary owning, directly or indirectly, any shares of Voting Stock of any Major Subsidiary Bank and that it will not permit any Major Subsidiary Bank or any Subsidiary owning, directly or indirectly, any shares of Voting Stock of a Major Subsidiary Bank to issue any shares of its Voting Stock or any securities convertible into shares of its Voting Stock, except for sales, assignments, transfers or other dispositions which: (i) are for the purpose of qualifying a Person to serve as a director; (ii) are for fair market value (as determined by the Board of Directors of the Corporation) and, after giving effect to such dispositions and to any potential dilution, the Corporation will own not less than 80 percent of the shares of Voting Stock of such Major Subsidiary Bank or any such Subsidiary owning any shares of Voting Stock of such Major Subsidiary Bank; (iii) are made (x) in compliance with an order of a court or regulatory authority of competent jurisdiction, or (y) in compliance with a condition imposed by any such court or authority permitting the acquisition by the Corporation, directly or indirectly, of any other Bank or entity the activities of which are legally permissible for a Person such as the Corporation or a Subsidiary to engage in, or (z) in compliance with an undertaking made to such authority in connection with such an acquisition (provided that, in the case of clauses (y) and (z), the assets of the Bank or entity being acquired and its consolidated subsidiaries equal or exceed 75 percent of the assets of such Major Subsidiary Bank or such Subsidiary owning, directly or indirectly, any shares of Voting Stock of a Major Subsidiary Bank and its respective consolidated subsidiaries on the date of acquisition); or (iv) are made to the Corporation or any Wholly-Owned Subsidiary. Notwithstanding the foregoing, any Major Subsidiary Bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State thereof or Washington D.C., if after giving effect to such merger or consolidation the Corporation or any Wholly-Owned Subsidiary owns at least 80 percent of the Voting Stock of such other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (SECTION 1007). A Major Subsidiary Bank is defined in each Indenture to mean any Subsidiary which is a bank and has total assets equal to 25 percent or more of the consolidated assets of the Corporation determined as of the date of the most recent audited financial statements of such entities. At present, the only Major Subsidiary Banks are FUNB-NC and FUNB-FL and the only Subsidiary as to which the foregoing covenant is applicable is First Union Corporation of Florida.
     The foregoing covenant is not a covenant for the benefit of any series of Debt Securities issued before August 1, 1990, or, in the case of Subordinated Debt Securities, issued after November 15, 1992.
DEFAULTS
  THE SENIOR INDENTURE
     An Event of Default is defined in the Senior Indenture as, with respect to Debt Securities of any series issued thereunder: default in payment of principal of or premium, if any, on any Security of that series at Maturity; default for 30 days in payment of interest of any Debt Security of that series; failure to deposit any sinking fund payment when due in respect of that series; failure by the Corporation for 60 days after due notice in performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series); failure to pay when due any indebtedness of the Corporation or, in the case of any series of Senior Debt Securities issued on or after August 1, 1990, any Major Subsidiary Bank, or, in the case of any series of Senior Debt Securities issued before August 1, 1990, FUNB-NC, for borrowed money in excess of $5,000,000, or acceleration of the maturity of any such indebtedness in excess of such amount if acceleration results from a default under the instrument giving rise to such indebtedness and is not annulled within 30 days after due notice, unless in either case such default is contested in good faith by appropriate proceedings; certain events of bankruptcy, insolvency or reorganization of the Corporation or, in the case of any series of Senior Debt Securities issued on or after August 1, 1990, any Major Subsidiary Bank, or, in the case of any series of Senior Debt Securities issued before August 1, 1990, FUNB-NC; and any other Event of Default provided with respect to Debt Securities of that series. (SECTION 501).
     The Senior Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding thereunder occurs and is continuing, either the Senior Trustee or the Holders of not less than 25 percent in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Securities of that series on behalf of the Holders of all Securities of that series. (SECTIONS 502 AND 513). See the penultimate paragraph under "General" above. In the event of the bankruptcy, insolvency or reorganization of the Corporation, the claims of Holders would be subject as to enforcement to the broad equity power of a federal bankruptcy court, and to the determination by that court of the nature of the rights of the Holders.
     The Senior Indenture contains a provision entitling the Senior Trustee, subject to the duty of the Senior Trustee upon the occurrence and continuation of an Event of Default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Securities thereunder before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Securities. (SECTION 603). The Senior Indenture provides that the Holders of a majority in principal amount of Outstanding Securities thereunder of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or exercising any trust or other power conferred on the Senior Trustee, with respect to the Securities of such series, provided that the Senior Trustee may decline to act if such direction is contrary to law or the Senior Indenture or would involve the Senior Trustee in personal liability. (SECTION 512).
     The Corporation will file annually with the Senior Trustee a certificate as to compliance with all conditions and covenants in the Senior Indenture. (SECTION 1007).
  THE SUBORDINATED INDENTURE
     Payment of principal of the Subordinated Debt Securities may be accelerated only upon an Event of Default (as defined below). There is no right of acceleration in the case of a default in the payment of interest or the payment of principal prior to the date of maturity or a default in the performance of any other covenant of the Corporation in the Subordinated Indenture, unless the terms of a particular series of Subordinated Debt Securities specifically provide otherwise, in which case any such extension of such right of acceleration will be described in the Applicable Prospectus Supplement(s).
     An Event of Default is defined in the Subordinated Indenture as, with respect to Subordinated Debt Securities of any series issued thereunder, certain events involving the bankruptcy, insolvency or reorganization of the Corporation and any other Event of Default which may be provided for with respect to the Subordinated Debt Securities of that series. (SECTION 501). A Default, with respect to Securities of that series, is defined in the Subordinated Indenture to include: (i) any Event of Default; (ii) a default in the payment of principal or premium, if any, of any Security of that series at its Maturity; (iii) default in the payment of any interest when due, continued for 30 days; (iv) a default in any required designation of funds as Available Funds; or (v) default in the performance, or breach, of any other covenant of the Corporation in the Subordinated Indenture or in the Securities of that series, continued for 90 days after written notice to the Corporation by the Subordinated Trustee or to the Corporation and the Subordinated Trustee by the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Securities of such series. (SECTION 503). If an Event of Default with respect to the Securities of any series occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Securities of that series may accelerate the maturity of all Outstanding Securities of such series. The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may waive an Event of Default resulting in acceleration of the Securities of such series, but only if all Events of Default have been remedied and all payments due on the Securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (SECTION 502). Subject to the provisions of the Subordinated Indenture relating to the duties of the Subordinated Trustee, in case a Default shall occur and be continuing, the Subordinated Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Subordinated Trustee reasonable indemnity.
(SECTION 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee or exercising any trust or power conferred on the Subordinated Trustee. (SECTION 512). The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may waive any past default under the Subordinated Indenture with respect to such series, except a default in the payment of principal or interest or a default in respect of a covenant in the Subordinated Indenture which cannot be modified without the consent of the Holder of each Outstanding Security of the series affected. (SECTION 513). See the penultimate paragraph under "General" above. In the event of the bankruptcy, insolvency or reorganization of the Corporation, the claims of the Holders would be subject as to enforcement to the broad equity power of a federal bankruptcy court, and to the determination by that court of the nature of the rights of the Holders.
     The Corporation will file annually with the Subordinated Trustee a certificate as to compliance with all conditions and covenants in the Subordinated Indenture. (SECTION 1007).
MODIFICATION AND WAIVER
     Certain modifications and amendments of each of the Senior Indenture or the Subordinated Indenture may be made by the Corporation and the Trustee under the Applicable Indenture only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series issued under such Indenture and affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Security issued under such Indenture and affected thereby: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Security; (ii) reduce the principal amount of, or the premium, if any, or the interest on, any such Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (iii) change the place of payment where, or the coin or currency or currency unit in which, any principal of, or premium, if any, or interest on, any such Security is payable;
(iv) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (v) reduce the above-stated percentage of Outstanding Securities of any series the consent of the Holders of which is necessary to modify or amend the Applicable Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Securities of any series required to be held by Holders seeking to waive compliance with certain provisions of the Applicable Indenture or seeking to waive certain defaults. (SECTION 902).
     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Applicable Indenture. (SECTION 1008). The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive any past default under the Applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on any Security of that series or in respect of a covenant or provision which under the Applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security issued thereunder of the series affected. (SECTION 513).
     Certain modifications and amendments of each of the Senior Indenture and the Subordinated Indenture may be made by the Corporation and the Trustee under the Applicable Indenture without the consent of Holders of the Outstanding Securities issued under such Indenture. (SECTION 901).
     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities issued under such Indenture have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the principal amount of such Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (SECTION 101).
CONSOLIDATION, MERGER AND SALE OF ASSETS
     The Indentures each provide that the Corporation may not consolidate with or merge into any other corporation or transfer its properties and assets substantially as an entirety to any Person unless (i) the corporation formed by such consolidation or into which the Corporation is merged or the Person to which the properties and assets of the Corporation are so transferred shall be a corporation organized and existing under the laws of the United States, any State thereof or Washington, D.C. and shall expressly assume by supplemental indenture the payment of the principal of and premium, if any, and interest on the Senior Debt Securities or the Subordinated Debt Securities, as the case may be, and the performance of the other covenants of the Corporation under the Applicable Indenture; (ii) immediately after giving effect to such transaction, no Event of Default or Default, as applicable, and no event which, after notice or lapse of time or both, would become an Event of Default or Default, as applicable, shall have occurred and be continuing; and (iii) certain other conditions are met. (SECTION 801).
TRUSTEES
     Either or both of the Trustees may resign or be removed with respect to one or more series of Securities and a successor Trustee may be appointed to act with respect to such series. (SECTION 610). In the event that two or more persons are acting as Trustee with respect to different series of Securities, each such Trustee shall be a Trustee of a trust under the related Indenture separate and apart from the trust administered by any other such Trustee (SECTION 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Securities for which it is Trustee.
     In the normal course of business, the Corporation and its subsidiaries conduct banking transactions with the Trustees, and the Trustees conduct banking transactions with the Corporation and its subsidiaries.
                      VALIDITY OF OFFERED DEBT SECURITIES
     The validity of any Offered Debt Securities will be passed upon for the Corporation by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of the Corporation, and for any underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Sullivan & Cromwell will rely upon the opinion of Mr. Cowell as to matters of North Carolina law, and Mr. Cowell will rely upon the opinion of Sullivan & Cromwell as to matters of New York law. Mr. Cowell owns shares of the Corporation's Common Stock and holds options to purchase additional shares of such Common Stock. Sullivan & Cromwell regularly performs legal services for the Corporation and its subsidiaries. Members of Sullivan & Cromwell performing these legal services own shares of the Corporation's Common Stock.
                                    EXPERTS
     The consolidated balance sheets of the Corporation as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, included in the Corporation's 1993 Annual Report to Stockholders which is incorporated by reference in the Corporation's 1993 Annual Report on Form 10-K and incorporated by reference, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
                              PLAN OF DISTRIBUTION
     The Corporation may sell Debt Securities to or through underwriters to be designated from time to time, and also may sell Debt Securities directly to other purchasers or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     The Debt Securities will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of the Debt Securities will make a market in the Debt Securities. If a market in the Debt Securities is made by any such underwriters, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debt Securities.
     In connection with the sale of Debt Securities, underwriters may receive compensation from the Corporation or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Corporation and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Corporation will be described, in the Applicable Prospectus Supplement(s) relating to such Debt Securities.
     Unless otherwise indicated in the Applicable Prospectus Supplement(s), the obligations of any such underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Debt Securities will be obligated to purchase all of its Debt Securities if any are purchased. Unless otherwise indicated in the Applicable Prospectus Supplement(s), any such agent involved in the offer and sale of the Debt Securities in respect of which this Prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.
     Under agreements which may be entered into by the Corporation, underwriters, agents and their controlling persons who participate in the distribution of Debt Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act.
     If so indicated in the Applicable Prospectus Supplement(s) relating to any Offered Debt Securities, the Corporation will authorize dealers or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase any Offered Debt Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of any Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
     Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, the Corporation and its subsidiaries, the Senior Trustee and the Subordinated Trustee, in the ordinary course of business.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee..............................................................   $224,140
Rating agency fees............................................................    390,000
Printing and engraving expenses...............................................     50,000
Accounting fees and expenses..................................................     25,000
Legal fees and expenses.......................................................     25,000
Blue sky and legal investment fees and expenses...............................     25,000
Fees and expenses of trustees.................................................     50,000
Miscellaneous.................................................................     20,860
       Total..................................................................   $810,000

     All expenses are estimated except the registration fee.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the revised North Carolina Business Corporation Act (the "NCBCA"), which became effective on July 1, 1990, contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     The Corporation's Bylaws provide for the indemnification of the Corporation's directors and executive officers by the Corporation against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.
     The Corporation's Charter provides for the elimination of the personal liability of each director of the Corporation to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     The Corporation maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) the Corporation's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) the Corporation against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
     Under agreements which may be entered into by the Corporation, certain controlling persons, directors and officers of the Corporation may be entitled to indemnification by underwriters and agents who participate in the distribution of Debt Securities covered by the Registration Statement against certain liabilities, including liabilities under the Securities Act.
ITEM 16. EXHIBITS.

EXHIBIT NO.                                                        DESCRIPTION
(1)(a)        --       Form of proposed Underwriting Agreement. (Incorporated by reference to Exhibit (4)(a) to the
                         Corporation's Registration Statement No. 33-57310.)
(1)(b)        --       Form of proposed Distribution Agreement relating to the Debt Securities. (Incorporated by reference to Exhibit (1)(b) to the Corporation's Registration Statement on No. 33-40456.)

EXHIBIT NO.                                                        DESCRIPTION
(4)(a)(i)     --       Copy of Senior Indenture (including form of Senior Debt Security). (Incorporated by reference to
                         Exhibit (4) to the Corporation's Registration Statement No. 2-98213.)
(4)(a)(ii)    --       Copy of supplemental indenture, dated as of May 17, 1986, between the Corporation and Chemical
                         Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(ii) to Amendment No. 1 to the
                         Corporation's Registration Statement No. 33-30122.)
(4)(a)(iii)   --       Copy of supplemental indenture, dated as of July 1, 1988, between the Corporation and Chemical
                         Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(iii) to Amendment No. 1 to the
                         Corporation's Registration Statement No. 33-30122.)
(4)(a)(iv)    --       Copy of supplemental indenture, dated as of August 1, 1990, between the Corporation and Chemical
                         Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(iv) to the Corporation's
                         Registration Statement No. 33-40456.)
(4)(b)(i)     --       Copy of Subordinated Indenture (including form of Subordinated Debt Security). (Incorporated by reference to Exhibit (4)(a) to Amendment No. 1 to the Corporation's Registration Statement No.
                         33-1852.)
(4)(b)(ii)    --       Copy of supplemental indenture, dated as of August 1, 1990, between the Corporation and The Bank of
                         New York, as Trustee. (Incorporated by reference to Exhibit (4)(b)(ii) to the Corporation's
                         Registration Statement No. 33-40456.)
(4)(b)(iii)   --       Copy of supplemental indenture, dated as of November 15, 1992, between the Corporation and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit (4) to the Corporation's Current
                         Report on Form 8-K dated November 17, 1992.)
(4)(c)(i)     --       Form of proposed Senior Medium-Term Notes. (Incorporated by reference to Exhibit (4)(c)(i) to the
                         Corporation's Registration Statement No. 33-40456.)
(4)(c)(ii)    --       Form of proposed Subordinated Medium-Term Notes. (Incorporated by reference to Exhibit (4)(c)(ii)
                         to the Corporation's Registration Statement No. 33-40456.)
(5)           --       Opinion of Marion A. Cowell, Jr., Esq.
(12)          --       Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to
                         Exhibits (12)(a) and (b) to the Corporation's 1994 Third Quarter Report on Form 10-Q.)
(23)(a)       --       Consent of KPMG Peat Marwick LLP.
(23)(b)       --       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
(24)          --       Power of Attorney.
(25)(a)       --       Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank.
(25)(b)       --       Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.
(27)          --       The Corporation's Financial Data Schedules. (Incorporated by reference to Exhibit (27) to the
                         Corporation's 1994 Third Quarter Report on Form 10-Q.)

ITEM 17. UNDERTAKINGS.
A. UNDERTAKINGS TO UPDATE ANNUALLY.
          (1) The undersigned registrant hereby undertakes:
             (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of the 1933 (as amended, the "Securities Act");
                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (1)(A)(i) and (1)(A)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") that are incorporated by reference in the registration statement.
          (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B. UNDERTAKING REGARDING INDEMNIFICATION.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on January 13, 1995.
                                            FIRST UNION CORPORATION
                                            By:       MARION A. COWELL, JR.
                                                    MARION A. COWELL, JR.
                                                  EXECUTIVE VICE PRESIDENT,
                                                 SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                CAPACITY
             EDWARD E. CRUTCHFIELD, JR.*                Chairman and Chief Executive Officer and Director
              EDWARD E. CRUTCHFIELD, JR.
                  ROBERT T. ATWOOD*                     Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                   JAMES H. HATCH*                      Senior Vice President and Corporate Controller
                                                          (Principal Accounting Officer)
                    JAMES H. HATCH
                  G. ALEX BERNHARDT*                    Director
                  G. ALEX BERNHARDT
                  W. WALDO BRADLEY*                     Director
                   W. WALDO BRADLEY
                   ROBERT J. BROWN*                     Director
                   ROBERT J. BROWN
                   ROBERT D. DAVIS*                     Director
                   ROBERT D. DAVIS
                  R. STUART DICKSON*                    Director
                  R. STUART DICKSON
                     B. F. DOLAN*                       Director
                     B. F. DOLAN
                  RODDEY DOWD, SR.*                     Director
                   RODDEY DOWD, SR.
                  JOHN R. GEORGIUS*                     Director
                   JOHN R. GEORGIUS
               WILLIAM H. GOODWIN, JR.*                 Director
               WILLIAM H. GOODWIN, JR.

                      SIGNATURE                         CAPACITY
                  BRENTON S. HALSEY*                    Director
                  BRENTON S. HALSEY
                  HOWARD H. HAWORTH*                    Director
                  HOWARD H. HAWORTH
               TORRENCE E. HEMBY, JR.*                  Director
                TORRENCE E. HEMBY, JR.
                 LEONARD G. HERRING*                    Director
                  LEONARD G. HERRING
                  JACK A. LAUGHERY*                     Director
                   JACK A. LAUGHERY
                     MAX LENNON*                        Director
                      MAX LENNON
                  RADFORD D. LOVETT*                    Director
                  RADFORD D. LOVETT
                 HENRY D. PERRY, JR.*                   Director
                 HENRY D. PERRY, JR.
                 RANDOLPH N. REYNOLDS*                  Director
                 RANDOLPH N. REYNOLDS
                    RUTH G. SHAW*                       Director
                     RUTH G. SHAW
                   LANTY L. SMITH*                      Director
                    LANTY L. SMITH
                  DEWEY L. TROGDON*                     Director
                   DEWEY L. TROGDON
                    JOHN D. UIBLE*                      Director
                    JOHN D. UIBLE
                    B. J. WALKER*                       Director
                     B. J. WALKER
                 KENNETH G. YOUNGER*                    Director
                  KENNETH G. YOUNGER
     *By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: January 13, 1995

                                 EXHIBIT INDEX

EXHIBIT NO.                                                       DESCRIPTION
(1)(a)            --  Form of proposed Underwriting Agreement. (Incorporated by reference to Exhibit (4)(a) to the
                        Corporation's Registration Statement No. 33-57310.)
(1)(b)            --  Form of proposed Distribution Agreement relating to the Debt Securities. (Incorporated by reference to Exhibit (1)(b) to the Corporation's Registration Statement No. 33-40456.)
(4)(a)(i)         --  Copy of Senior Indenture (including form of Senior Debt Security). (Incorporated by reference to
                        Exhibit (4) to the Corporation's Registration Statement No. 2-98213.)
(4)(a)(ii)        --  Copy of supplemental indenture, dated as of May 17, 1986, between the Corporation and Chemical Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(ii) to Amendment No. 1 to the Corporation's Registration Statement No. 33-30122.)
(4)(a)(iii)       --  Copy of supplemental indenture, dated as of July 1, 1988, between the Corporation and Chemical Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(iii) to Amendment No.
                        1 to the Corporation's Registration Statement No. 33-30122.)
(4)(a)(iv)        --  Copy of supplemental indenture, dated as of August 1, 1990, between the Corporation and Chemical
                        Bank, as Trustee. (Incorporated by reference to Exhibit (4)(a)(iv) to the Corporation's
                        Registration Statement No. 33-40456.)
(4)(b)(i)         --  Copy of Subordinated Indenture (including form of Subordinated Debt Security). (Incorporated by reference to Exhibit (4)(a) to Amendment No. 1 to the Corporation's Registration Statement No.
                        33-1852.)
(4)(b)(ii)        --  Copy of supplemental indenture, dated as of August 1, 1990, between the Corporation and The Bank of
                        New York, as Trustee. (Incorporated by reference to Exhibit (4)(b)(ii) to the Corporation's
                        Registration Statement No. 33-40456.)
(4)(b)(iii)       --  Copy of supplemental indenture, dated as of November 15, 1992, between the Corporation and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit (4) to the Corporation's Current
                        Report on Form 8-K dated November 17, 1992.)
(4)(c)(i)         --  Form of proposed Senior Medium-Term Notes. (Incorporated by reference to Exhibit (4)(c)(i) to the
                        Corporation's Registration Statement No. 33-40456.)
(4)(c)(ii)        --  Form of proposed Subordinated Medium-Term Notes. (Incorporated by reference to Exhibit (4)(c)(ii) to the Corporation's Registration Statement No. 33-40456.)
(5)               --  Opinion of Marion A. Cowell, Jr., Esq.
(12)              --  Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to
                        Exhibits (12)(a) and (b) to the Corporation's 1994 Third Quarter Report on Form 10-Q.)
(23)(a)           --  Consent of KPMG Peat Marwick LLP.
(23)(b)           --  Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
(24)              --  Power of Attorney.
(25)(a)           --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank.
(25)(b)           --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.
(27)              --  The Corporation's Financial Data Schedules. (Incorporated by reference to Exhibit (27) to the
                        Corporation's 1994 Third Quarter Report on Form 10-Q.)